Exhibit 99.1

Doug Sherk Investor Relations, EVC Group +1 (415) 652-9100 dsherk@evcgroup.com	Beth Kaplan Public Relations Director, Accuray +1 (408) 789-4426 bkaplan@accuray.com

Accuray Reports Financial Results for Third Quarter of Fiscal Year 2015

SUNNYVALE, Calif., April 30, 2015 — Accuray Incorporated (Nasdaq: ARAY) announced today financial results for the third fiscal quarter and nine months ended March 31, 2015.

Third Quarter Highlights

•                  Gross orders grew 15 percent year-over-year or 21 percent on a constant currency basis

•                  Total revenue remained approximately flat at $97.5 million year-over-year but increased 5 percent on a constant currency basis

•                  Continued expansion of service gross profit margins to 38.4 percent

•                  Achieved positive operating income

•                  Adjusted EBITDA reached $9.9 million

“Year-over-year gross order growth was restored in the third quarter, but our overall gross order volume during the period did not fully meet our internal objectives, particularly in the U.S.,” said Joshua H. Levine, president and chief executive officer of Accuray.  “At the same time, our operating results were relatively solid with good revenue volume, expanding margins, controlled expenses and an operating profit for the first time in many years.”

Mr. Levine continued, “During the past few weeks, we have completed a thorough assessment of our execution on our five core strategies for driving consistent growth.  We have concluded that we still have more work ahead of us to build a stronger U.S. funnel, however we met or exceeded our expectations on strategies related to emerging markets, installed base satisfaction and TomoTherapy® System positioning, all of which demonstrate that we have many pieces in place to achieve our growth objectives and build shareholder returns.”

Financial Highlights

Gross product orders totaled $51.9 million for the 2015 fiscal third quarter, an increase of $6.7 million or 15 percent from the third quarter of the prior fiscal year.  On a constant currency basis, gross product orders for the fiscal third quarter were $54.5 million.  Ending product backlog was $347.4 million or approximately 2 percent lower than backlog at the end of the prior fiscal year third quarter.  Units in backlog have increased 10 percent year over year and on a constant currency backlog dollars have increased $12 million.

Total revenue was $97.5 million, which was relatively flat from the prior fiscal year third quarter and an increase of 5 percent on a constant currency basis.  The Americas region total revenues were $52.6 million, an increase of 63 percent from the prior fiscal year third quarter.  Total revenues outside the Americas region were $44.9 million, a decrease of 31 percent from the prior fiscal year third quarter.  Product revenues totaled $46.4 million and represented a decrease of 1 percent from the fiscal 2014 third quarter while service revenues totaled $51.2 million, an increase of 2 percent over last year’s fiscal year third quarter.

Total gross profit for the third quarter of fiscal 2015 was $38.7 million or 40 percent of sales, comprised of product gross margin of 41 percent and service gross margin of 38 percent.  This compares to total gross margin of 41 percent, product gross margin of 46 percent and service gross margin of 36 percent for the prior fiscal year third quarter.  Total gross margin for the third quarter of fiscal 2015 was 42 percent on a constant currency basis as compared to 41 percent the prior year period.

Operating expenses were $37.5 million, reflecting a decrease of 7 percent compared with $40.2 million in last fiscal year’s third quarter.   The decrease was primarily due to lower incentive compensation and consulting expenses partially offset by higher legal fees.

Net loss was $3.0 million, or $0.04 per share for the third quarter of fiscal 2015, compared to a net loss of $4.7 million, or $0.06 per share, for the fiscal 2014 third quarter.

Adjusted EBITDA for the third quarter of 2015 was $9.9 million, compared to $7.8 million in the prior fiscal year third quarter.

Cash, cash equivalents, and investments were $149.6 million as of March 31, 2015, a decrease of $1.2 million from December 31, 2014.

Nine Month Highlights

For the nine months ended March 31, 2015, total revenue reached $278.1 million, representing an increase of 4 percent, or 7 percent on a constant currency basis, from the comparable period of fiscal year 2014.  Product revenue for the nine month period was $127.0 million, representing an increase of 4 percent while service revenue was $151.0 million, also representing 4 percent growth over the comparable prior fiscal year period.

Gross profit margin for the nine months ended March 31, 2015 was 38 percent, comprised of product gross margin of 41 percent and service gross margin of 35 percent.  This compares to total gross margin of 39 percent for the comparable prior fiscal year period.  Total gross margin for the nine months ended March 31, 2015 would have been 39 percent on a constant currency basis as compared to the comparable prior fiscal year period.

Operating expenses were $122.6 million for the nine months ended March 31, 2015, compared with $117.8 million in the fiscal 2014 comparable period.

Net loss for the nine months ended March 31, 2015 was $34.6 million, or $0.44 per share, compared to a net loss of $25.6 million, or $0.34 per share, for the comparable prior fiscal year period.

Adjusted EBITDA for the nine months ended March 31, 2015 was $5.1 million, compared to   $10.8 million in the comparable prior fiscal year period.

2015 Financial Guidance

Accuray is revising financial guidance for fiscal year 2015 as follows:  total revenue of $375 million to $385 million and adjusted EBITDA of $13 million to $16 million.  This compares to previously issued guidance updated most recently in January 2015 of $390 million to $410 million in revenue and $18 million to $27 million in adjusted EBITDA.  This revision is caused primarily by the effects of foreign currency on reported results.  The company reiterates that gross order growth in the second half of the fiscal year 2015 is expected to be greater than market growth.

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss these results.  Conference call dial-in information is as follows:

•                  U.S. callers: (855) 798-3048

•                  International callers: (262) 912-4764

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the company’s website, www.accuray.com.  In addition, a dial-up replay of the conference call will be available beginning April 30, 2015 at 5:00 p.m. PT/8:00 p.m. ET and ending May 8, 2015.  The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International).

Use of Non-GAAP Financial Measures

The company has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a more meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

The company presents certain measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation.  Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, management uses these measures on a constant currency basis to evaluate period-over-period operating performance.  Measures presented on a constant currency basis are calculated by translating current period results at prior period monthly average exchange rates.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations regarding growth in gross orders, gross profit margins, revenues and adjusted EBITDA, ability to meet financial targets, and Accuray’s leadership position in radiation oncology innovation and technologies.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the success of the adoption of our CyberKnife and TomoTherapy Systems; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 29, 2014, the company’s reports on Form 10-Q which were filed on

November 7, 2014 and February 6, 2015, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Gross Orders	$51,891	$45,168	$182,915	$188,860
Net Orders	35,937	38,622	109,693	158,051
Order Backlog	347,408	353,621	347,408	353,621

Net revenue:
Products	$46,361	$47,045	$127,026	$121,761
Services	51,154	50,099	151,025	145,658
Total net revenue	97,515	97,144	278,051	267,419
Cost of revenue:
Cost of products	27,332	25,255	75,168	68,836
Cost of services	31,523	32,185	97,933	94,230
Total cost of revenue	58,855	57,440	173,101	163,066
Gross profit	38,660	39,704	104,950	104,353
Operating expenses:
Research and development	12,836	13,763	40,902	40,148
Selling and marketing	12,987	15,310	46,763	44,026
General and administrative	11,665	11,106	34,976	33,656
Total operating expenses	37,488	40,179	122,641	117,830
Income (loss) from operations	1,172	(475)	(17,691)	(13,477)
Other expense, net	(3,618)	(3,312)	(14,607)	(9,547)
Loss before provision for income taxes	(2,446)	(3,787)	(32,298)	(23,024)
Provision for income taxes	521	878	2,311	2,615
Net loss	$(2,967)	$(4,665)	$(34,609)	$(25,639)

Net loss per share - basic and diluted	$(0.04)	$(0.06)	$(0.44)	$(0.34)
Weighted average common shares used in computing loss per share:
Basic and diluted	78,746	76,382	77,981	75,447

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31,	June 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$95,449	$92,346
Investments	54,185	79,553
Restricted cash	2,858	1,492
Accounts receivable, net	61,376	72,152
Inventories	109,705	87,752
Prepaid expenses and other current assets	15,650	17,873
Deferred cost of revenue	8,743	13,302
Total current assets	347,966	364,470
Property and equipment, net	29,856	34,391
Goodwill	58,020	58,091
Intangible assets, net	17,552	23,517
Deferred cost of revenue	1,752	2,899
Other assets	8,513	11,820
Total assets	$463,659	$495,188
Liabilities and equity
Current liabilities:
Accounts payable	$13,656	$15,639
Accrued compensation	19,530	32,569
Other accrued liabilities	20,151	24,464
Customer advances	18,951	19,804
Deferred revenue	93,500	92,093
Total current liabilities	165,788	184,569
Long-term liabilities:
Long-term other liabilities	10,454	6,593
Deferred revenue	9,946	9,866
Long-term debt	200,989	195,612
Total liabilities	387,177	396,640
Commitment and contingencies
Equity:
Common stock	79	77
Additional paid-in capital	465,952	451,750
Accumulated other comprehensive income	154	1,815
Accumulated deficit	(389,703)	(355,094)
Total equity	76,482	98,548
Total liabilities and equity	$463,659	$495,188

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes Depreciation

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
GAAP net loss	$(2,967)	$(4,665)	$(34,609)	$(25,639)
Amortization of intangibles (a)	1,989	1,998	5,965	6,391
Depreciation (b)	2,915	2,982	8,899	9,155
Stock-based compensation (c)	3,377	3,260	10,504	8,243
Interest expense, net (d)	4,051	3,366	12,062	10,013
Provision for income taxes	521	878	2,311	2,615
Adjusted EBITDA	$9,886	$7,819	$5,132	$10,778

(a) consists of amortization of intangibles - developed technology and distributor licenses

(b) consists of depreciation, primarily on property and equipment

(c) consists of stock-based compensation in accordance with ASC 718

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes

Accuray Incorporated

Reconciliation of Projected Net Loss to Forward-Looking Guidance for Non-GAAP Financial Measures

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2015
	From	To
GAAP net loss	$(39,975)	$(36,975)
Amortization of intangibles (a)	8,000	8,000
Depreciation (b)	11,775	11,775
Stock-based compensation (c)	14,000	14,000
Interest expense, net (d)	16,200	16,200
Provision for income taxes	3,000	3,000
Adjusted EBITDA	$13,000	$16,000

(a) consists of amortization of intangibles - developed technology and distributor licenses

(b) consists of depreciation, primarily on property and equipment

(c) consists of stock-based compensation in accordance with ASC 718

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes